SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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[ ] Preliminary Proxy Statement	[ ] Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ] Definitive Proxy Statement
[ X ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to Rule 14a-12

EXAR CORPORATION

(Name of Registrant as Specified in its Charter)

GWA INVESTMENTS, LLC

GWA MASTER FUND, L.P.

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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[     ] Fee paid previously with preliminary materials.

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GWA Investments, LLC

55 South Lake Avenue, Suite 720

Pasadena, CA 91101

August 17, 2005

EXAR CORPORATION

48720 Kato Road

Fremont, California 94538

Via Facsimile: 510 668 7001

To the Board of Directors of Exar Corporation:
Mr. Donald L. Ciffone, Jr., Chairman	Dr. Roubik Gregorian, CEO
Mr. Raimon L. Conlisk, Vice Chairman	Mr. Ronald W. Guire, CFO
Mr. Thomas H. Werner, Director	Mr. Frank P. Carrubba, Director
Mr. Richard Previte, Director	Mr. John S. McFarlane, Director

Gentlemen:

As you are aware, we have nominated two independent candidates for election to the Board of Directors of Exar and filed our definitive proxy materials in support of those candidates. Since then, we have met with a number of our Company’s large institutional shareholders, several of whom, we believe, your management team has also recently met with. Based on our meetings, we are confident that our candidates will be favorably considered by the shareholders.

In light of the above, we will yet again ask you to reconsider our compromise to expand the existing Board by one seat and nominate Richard Leza and Guy Adams as directors for election at your upcoming annual shareholders’ meeting. Under this proposal all existing directors would stay on the board except for Mr. Conlisk, who we understand is retiring. We offer this compromise in order to minimize the expense this proxy contest will impose upon our Company and to allow everyone to focus on what should be our primary goal as directors -- the maximization of shareholder value. We urge you to reconsider this compromise solution as opposed to needlessly spending shareholders’ money in an attempt to keep new directors off of the Board.

Please be advised that should you choose to not accept our offer, we intend to nominate a third director to our slate for election, now that your revised Form 10-K/A has disclosed for the first time that there are indeed three Board seats up for election. In our Definitive Proxy Statement filed on May 26, 2005, we specifically reserved the right to propose additional nominees if more than two directors were to be voted upon at the annual meeting. Moreover, we believe that your failure to give shareholders notice of this fact prior to what may be perceived as the expiration of the time period for shareholder nominations set forth in the Company’s Bylaws makes the application of those Bylaw restrictions inapplicable to our upcoming annual meeting.

We would expect to hear from you by the close of business, Tuesday, August 23, 2005. We will interpret your silence as affirmation that you have no interest in our compromise. In the absence of compromise, we will have no alternative but to move forward with the nomination of our three directors.

You can contact me directly at (626) 486-0350. Thank you for your time and consideration in this matter.

Very truly yours,

GWA Investments, LLC

By: GWA Capital Partners, LLC

By: /s/ Guy W. Adams
Guy W. Adams
Its: Managing Member

SECURITY HOLDERS ARE ADVISED TO READ THE DEFINITIVE PROXY  STATEMENT AND OTHER DOCUMENTS RELATED TO THE SOLICITATION OF PROXIES BY THE GWA ENTITIES FROM THE STOCKHOLDERS OF EXAR CORPORATION FOR USE AT ITS ANNUAL MEETING.  THE DEFINITIVE PROXY STATEMENT, WHICH CONTAINS INFORMATION ON THE PARTICIPANTS IN THE SOLICITATION, IS AVAILABLE AT NO CHARGE AT THE SECURITIES AND EXCHANGE COMMISSION'S WEBSITE AT HTTP://WWW.SEC.GOV AND IT AND THE RELATED PROXY ARE ANTICIPATED TO BE DISSEMINATED AFTER THE RECORD DATE FOR THE ANNUAL MEETING IS SET.